Exhibit 2.4

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

181 HIGH STREET LLC

Dated as of ________ __, 2020

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This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF 181 HIGH STREET LLC, is dated as of ___________, 2020. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in Section 1.1.

WHEREAS, the Company was formed under the Act pursuant to a certificate of formation filed with the Secretary of State of the State of Maine on February 15, 2008;

WHEREAS, the Original Agreement was entered into effective February 15, 2008; and

WHEREAS, the Initial Member has authorized and approved an amendment and restatement of the Original Agreement on the terms set forth herein.

NOW THEREFORE, the Original Agreement of the Company is hereby amended and restated to read in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Maine Limited Liability Company Act, 31 M.R.S.A. Section 1501, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Additional Member” means a Person admitted as a Member of the Company as a result of an issuance of Units to such Person by the Company.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of 181 High Street LLC, as it may be amended, modified, supplemented or restated from time to time.

“Articles of Organization” means the Articles of Organization of the Company filed with the Secretary of State of the State of Maine as referenced in Section 2.9, as such Articles of Organization may be amended, supplemented or restated from time to time.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the District of Columbia shall not be regarded as a Business Day.

“Capital Account” shall mean, with respect to each Member, the capital account maintained for such Member in accordance with Code section 704(b) and Treasury Regulations sections 1.704-1(b) and 1.704-2.

“Capital Contribution” means with respect to any Member, the amount of cash and the initial gross fair market value (as determined by the Manager in its good faith discretion) of any other property contributed or deemed contributed to the capital of the Company by or on behalf of such Member, reduced by the amount of any liability assumed by the Company relating to such property and any liability to which such property is subject.

“Certificate” means a certificate in such form as may be adopted by the Manager and issued by the Company, evidencing ownership of one or more Units.

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“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Company” means 181 High Street LLC, a Maine limited liability company, and any successors thereto.

“Contribution Agreement” means that certain Contribution Agreement, dated as of November __, 2020, by and among the Company, Gateway and Charles J. Follini.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Expenses and Liabilities” has the meaning assigned to such term in Section 5.4(a).

“Gateway” means Gateway Garage Partners LLC, a Delaware limited liability company.

“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“Indemnified Person” means (a) any Person who is or was an officer of the Company, if any, (b) the Manager, together with its officers, directors, members and managers, (c) the Sponsor, together with its officers, directors, shareholders and Affiliates, (d) any Person who is or was serving at the request of the Company as an officer, director, member, manager, partner, tax matters partner, fiduciary or trustee of another Person (including any Subsidiary), provided that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (e) any Person the Manager designates as an “Indemnified Person” for purposes of this Agreement.

“Initial Member” means Charles J. Follini.

“Interest” means a Member’s share of the income, gain, loss, deduction and credits of the Company, the Member’s right to receive distributions from the Company and the equity or ownership interest of a Member in the Company, all based on such Member’s Percentage Interest.

“Investment Company Act” means the Investment Company Act of 1940, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“IRS” means the U.S. Internal Revenue Service.

“Issuer Servicing Agreement” means that certain Issuer Servicing Agreement, dated as of November __, 2020, by and among the Company, Gateway, Largo Real Estate Advisors, Inc. and LEX Markets LLC.

“LEX ATS Issuer Agreement” means that certain LEX ATS Issuer Agreement, dated as of November __, 2020, by and among the Company, Gateway and LEX Markets LLC.

“Liquidator” means one or more Persons selected by the Manager to perform the functions described in Section 8.2 as liquidating trustee of the Company, as applicable, within the meaning of the Act.

“Manager” means Noyack Medical Partners LLC, a Maine limited liability company.

“MBCA” means the Maine Business Corporation Act, 13-A M.R.S.A. Section 101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

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“Member” means each member of the Company, including, unless the context otherwise requires, the Initial Member, each Substitute Member and each Additional Member.

“Original Agreement” has the meaning set forth in the recitals to this Agreement.

“Partnership Audit Provisions” means Code Sections 6221 through 6241, as may be amended, and including any Treasury Regulations or other administrative guidance promulgated by the IRS thereunder or successor provisions and any comparable provision of non-U.S. or U.S. state or local law.

“Percentage Interest” means, at the time of determination, the applicable Member’s Capital Contribution divided by the aggregate amount of all Capital Contributions made by all Members (without reference to any distribution to Members in return of their Capital Contributions), as set forth on Exhibit A.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Substitute Member” means a Person who is admitted as a Member of the Company as a result of a transfer of Units to such Person.

“Transfer” means any sale, assignment, transfer, conveyance, gift, exchange or other disposition, whether such disposition is voluntary, involuntary, by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, or other security interest.

“Treasury Regulations” shall mean the U.S. federal income tax regulations, including temporary (but not proposed) regulations, promulgated under the Code, as such regulations are amended from time to time.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

Section 1.2             Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

Section 2.1             Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Act.

Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Act. All Units shall constitute personal property of the owner thereof for all purposes and a Member has no interest in specific Company property.

Section 2.2             Name. The name of the Company shall be “181 High Street LLC”. The words “Limited Liability Company,” “LLC,” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The business of the Company may be conducted under any other name or names, as determined by the Manager. The Manager may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.

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Section 2.3          Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Manager, the address of the registered office of the Company in the State of Maine is [One Monument Square, Portland, Maine 04101], and the name of its registered agent at such address is _______________________. The principal office of the Company shall be located at 6 West 20th Street, 5th Floor, New York, New York 10011 or such other place as the Manager may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Maine as the Manager determines to be necessary or appropriate.

Section 2.4          Purposes. The purposes of the Company shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a limited liability company organized pursuant to the Act, (b) acquire, hold and dispose of the property located at 181 High Street, Portland, Maine and, in connection therewith, to exercise all of the rights and powers conferred upon the Company with respect to such property, and (c) conduct any and all activities related or incidental to the foregoing purposes.

Section 2.5          Qualification in Other Jurisdictions. The Manager may cause the Company to be qualified or registered in any jurisdiction in which the Company transacts business and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration.

Section 2.6          Powers. The Company shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes described in Section 2.4.

Section 2.7          Power of Attorney. Each Member hereby constitutes and appoints the Manager and, if a Liquidator shall have been selected pursuant to Section 8.2, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(a)          execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:

(i)            all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof) that the Manager (or the Liquidator) determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Maine and in all other jurisdictions in which the Company may conduct business or own property;

(ii)           all certificates, documents and other instruments that the Manager or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement;

(iii)          all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Manager (or the Liquidator) determines to be necessary or appropriate to reflect the dissolution, liquidation and/or termination of the Company pursuant to the terms of this Agreement; and

(iv)          all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or in connection with other events described in, Article III, Article IV or Article VIII;

(b)          execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Manager (or the Liquidator) determines to be necessary or appropriate to (i) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or (ii) effectuate the terms or intent of this Agreement; provided, that when required by Section 9.2 or any other provision of this Agreement that establishes a percentage of the Members or of the Members of any class or series, if any, required to take any action, the Manager (or the Liquidator) may exercise the power of attorney made in this Section 2.7(b) only after the necessary vote, consent, approval, agreement or other action of the Members or of the Members of such class or series, as applicable.

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Nothing contained in this  Section 2.7 shall be construed as authorizing the Manager (or the Liquidator) to amend, change or modify this Agreement except in accordance with Article IX or as may be otherwise expressly provided for in this Agreement.

(c)           The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member and the transfer of all or any portion of such Member’s Units and shall extend to such Member’s heirs, successors, assigns and personal representatives. Each such Member hereby agrees to be bound by any representation made by the Manager (or the Liquidator) acting in good faith pursuant to such power of attorney; and each such Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Manager (or the Liquidator) taken in good faith under such power of attorney in accordance with this Section 2.7. Each Member shall execute and deliver to the Manager (or the Liquidator) within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the Manager (or the Liquidator) determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.

Section 2.8           Term. The term of the Company commenced on the day on which the Certificate of Formation was filed with the Secretary of State of the State of Maine pursuant to the provisions of the Act. The term of the Company shall be perpetual, unless and until it is dissolved or terminated in accordance with the provisions of Article VIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Articles of Organization as provided in the Act.

Section 2.9           Articles of Organization. The Articles of Organization have been filed with the Secretary of State of the State of Maine as required by the Act, such filing being hereby confirmed, ratified and approved in all respects. The Manager shall use all reasonable efforts to cause to be filed such other certificates or documents that it determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Maine or any other state in which the Company may elect to do business or own property. To the extent that the Manager determines such action to be necessary or appropriate, the Manager shall direct the appropriate officers to file amendments to and restatements of the Articles of Organization and do all things to maintain the Company as a limited liability company under the laws of the State of Maine or of any other state in which the Company may elect to do business or own property. The Company shall not be required, before or after filing, to deliver or mail a copy of the Articles of Organization, any qualification document or any amendment thereto to any Member.

ARTICLE III

MEMBERS

Section 3.1             Members.

(a)           The Members of the Company are the Persons executing this Agreement as of the date of this Agreement as Members, each of which is admitted to the company as a Member effective contemporaneously with the execution by such Person of this Agreement.

(b)           The name and mailing address of each Member shall be listed on the books and records of the Company maintained for such purpose by the Company. The Manager shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein.

(c)            Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

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(d)            Members shall not have any right to resign from the Company.

(e)            Except to the extent expressly provided in this Agreement: (i) no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution or termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement; (ii) no Member shall have priority over any other Member either as to the return of Capital Contributions or as to distributions; (iii) no interest shall be paid by the Company on Capital Contributions; and (iv) no Member, in its capacity as such, shall participate in the operation or management of the business of the Company, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company by reason of being a Member.

(f)            Except as may be otherwise agreed between the Company, on the one hand, and a Member, on the other hand, any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any such business interests or activities of any Member.

Section 3.2            Transfers. No Member may Transfer its Membership Interest without the prior written consent of all other Members, provided that, if at any time neither Noyack Medical Partners LLC nor any other affiliate of Charles J. Follini is the Manager, Mr. Follini shall have the right Transfer his Membership Interest to any other Person upon 30 days’ prior written notice to all other Members.

Section 3.3            Agreements. The rights of all Members are subject to the provisions of this Agreement.

ARTICLE IV

DISTRIBUTIONS

Section 4.1            Distributions.

(a)            Subject to the applicable provisions of the Act and except as otherwise provided herein, the Manager may, at any time and from time to time, declare, make and pay distributions of cash to the Members, provided that no distribution shall be made unless the Manager has received the prior approval of _______ with respect to the amount and timing of such distribution.  Distributions shall be made to the Members on a pro rata basis based on each Member’s Percentage Interest.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

(b)            Notwithstanding Section 4.1(a), in the event of the termination and liquidation of the Company, all distributions shall be made in accordance with, and subject to the terms and conditions of, Section 8.3(a).

Section 4.2            Tax Distributions. Notwithstanding anything contained herein to the contrary, the Manager may, in its sole discretion, make distributions to the Members with respect to a fiscal year (after taking into account any other distributions received by the Members during such fiscal year and not attributed to the preceding fiscal year0 in amounts sufficient to enable the Company and the Members and their member and partners to discharge any Federal, state and local income tax liability arising as a result of such Person’s share of each component of cumulative net taxable income of the Company. Any such distributions shall be treated as non-interest bearing advances by the Company against future distributions to the Members pursuant to Section 4.1(a).

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Section 4.3             Absence of Certain Other Rights. Holders of Units shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no pre-emptive rights to subscribe for any securities of the Company and no preferential rights to distributions.

Section 4.4             Withholding.

(a)            The Manager is authorized to take any action that may be required to cause the Company and Gateway to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code.

(b)            If the Company is required by law to pay any tax that is specifically attributable to any Member (or direct or indirect shareholder, member, or other owner of such Member), including withholding taxes, state unincorporated business taxes, and payments required to be made by the Company in connection with the Partnership Audit Provisions, then such Member shall indemnify and reimburse the Company for such tax (and any related interest and penalties). The Company may offset distributions and other amounts which any Member is otherwise entitled to receive under this Agreement against a Member’s indemnification obligations under this Section 4.4(b) and, to the extent offset, such amount shall for all purposes of this Agreement (other than as necessary to properly maintain Capital Accounts or to properly determine the allocations of the Company’s items of income, gain, loss, and deductions) be treated as distributed or otherwise paid to such Member. A Member’s obligation to pay or indemnify for a tax (and related interest and penalties) shall survive the Member selling or otherwise disposing of its interest in the Company and the termination, dissolution, liquidation, or winding up of the Company. Any indemnity or payment pursuant to this Section 4.4(b) shall not be a Capital Contribution but shall to the extent necessary to properly maintain Capital Accounts, increase a Member’s Capital Account.

ARTICLE V

MANAGEMENT AND OPERATION OF BUSINESS

Section 5.1             Power and Authority of the Manager. Except as otherwise expressly provided in this Agreement, the power to direct the management, operation and policies of the Company shall be vested in the Manager. The Manager shall have the power to delegate any or all of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Manager or the Company as it may deem appropriate. The Manager and its officers and directors shall constitute “managers” within the meaning of the Act. Except as otherwise specifically provided in this Agreement, no Member, by virtue of its status as such, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into, execute or deliver contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Manager with respect to the management of the business of the Company, on the one hand, and its officers and agents, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the MBCA. In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, the Manager shall have full power and authority to do, and to direct its officers and agents to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.6 and to effectuate the purposes set forth in Section 2.4. Without in any way limiting the foregoing, the Manager shall, either directly or by engaging its officers, Affiliates, agents or third parties, perform the following duties:

(a)           Accounting and Other Administrative Services. The Manager shall:

(i)            manage and perform the various administrative functions necessary for the day-to-day operations of the Company;

(ii)            provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

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(iii)            provide financial and operational planning services;

(iv)            maintain accounting data and any other information concerning the activities of the Company as shall be required to prepare and file all periodic financial reports and returns required to be filed with the Commission and any other regulatory agency, including annual financial statements;

(v)            maintain all appropriate books and records of the Company;

(vi)            oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(vii)           make, change, and revoke such tax elections on behalf of the Company as the Manager deems appropriate;

(viii)         supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;

(ix)           manage and coordinate with the Transfer Agent (if any) the process of making distributions and payments to Members; and

(x)            oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law.

(b)           Member Services. The Manager shall:

(i)             subject to the limitations set forth in Section 4.1(a), determine the Company’s distribution policy and authorize distributions from time to time;

(ii)            manage communications with Members, including answering phone calls, preparing and sending written and electronic reports and other communications; and

(iii)            establish technology infrastructure to assist in providing Member support and services.

(c)           Asset Management Services. The Manager shall:

(i)             enter into, amend and terminate service contracts for the Company’s assets, provided that any amendment or termination by the Company of the Property Management Agreement with Standard Parking Corporation shall require the approval of the Independent Representative;

(ii)            monitor and evaluate the performance of the Company’s assets and supervise the various entities providing services to the Company;

(iii)           determine the necessity for and the timing and amount of all capital expenditures for the Company’s assets and oversee the major development projects;

(iv)            set the market rates for the lease or rental of the Company’s assets and negotiate new and/or amended license agreements; and

(v)            manage the Company’s debt financing, including monitoring compliance with the covenants under the loan documents and making all decisions regarding refinancing of the Company’s debt.

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(d)          Disposition Services. The Manager shall:

(i)            evaluate and approve potential asset dispositions, sales, or liquidity transactions; and

(ii)           structure and negotiate the terms and conditions of transactions pursuant to which the assets of the Company may be sold, provided that no lease, transfer, assignment or other disposition of all or substantially all of the Company’s assets may be effected without the prior approval of a majority of the then issued and Outstanding Units.

(e)            Fees. As compensation for the services provided pursuant to this Section 5.1, the Company shall pay the Manager an annual fee (the “Management Fee”) in an amount equal to the difference between five percent (5%) of the Company’s annual gross income and the aggregate of the annual fees payable by the Company pursuant to all service contracts entered into by the Company, including the Parking Management Agreement with Standard Parking Corporation. The Management Fee shall be payable annually in arrears on the final Business Day of March of the subsequent calendar year.

Section 5.2             Term and Removal of the Manager. The Manager will serve as manager for an indefinite term and shall have no right to withdraw as manager. Notwithstanding the foregoing, the Manager shall be automatically removed if it ceases to be the manager of Gateway or if it engages in any activity that would constitute a “disqualification event” under Rule 262 of Regulation A under the Securities Act.

Section 5.3             Determinations by the Manager. Except as may otherwise be required by law, the determination as to any of the following matters, made in good faith by or pursuant to the direction of the Manager consistent with this Agreement, shall be final and conclusive and shall be binding upon the Company and every holder of Units: the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of distributions; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any matter relating to the acquisition, holding and disposition of any assets by the Company; the evaluation of any competing interests among the Company and its Affiliates and the resolution of any such conflicts of interests; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Agreement or otherwise to be determined by the Manager.

Section 5.4             Covenants of the Manager. So long as Gateway is a Member, the Manager agrees that it will take the following actions:

(a)           Cause the Company to remain in ongoing compliance with each of the Issuer Eligibility Criteria set forth in Section 4 of the LEX ATS Issuer Agreement.

(b)           Cause the Company to remain in ongoing compliance with the information delivery requirements set forth in Section 2.7 of the Issuer Servicing Agreement.

(c)           Obtain the written approval of the Independent Representative prior to permitting the Company to engage in any material transaction with the Manager or any of its Affiliates, which Independent Representative shall be appointed by the Manager on an as-needed basis.

(d)           Act as manager of Gateway pursuant to the terms of Gateway’s operating agreement.

Section 5.5             Exculpation, Indemnification, Advances and Insurance.

(a)            Subject to other applicable provisions of this Article V, to the fullest extent permitted by applicable law, the Indemnified Persons shall not be liable to the Company, any officer of the Company, or any Member of the Company, for any acts or omissions by any of the Indemnified Persons arising from the exercise of their rights or performance of their duties and obligations in connection with the Company, this Agreement or any investment made or held by the Company, including with respect to any acts or omissions made while serving at the request of the Company as an officer, director, member, partner, tax matters partner, fiduciary or trustee of another Person or any employee benefit plan. The Indemnified Persons shall be indemnified by the Company to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company and counsel fees and disbursements on a solicitor and client basis) (collectively, “Expenses and Liabilities”) arising from the performance of any of their duties or obligations in connection with their service to the Company or this Agreement, or any investment made or held by the Company, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such Person may hereafter be made party by reason of being or having been a manager of the Company under Maine law, a director or officer of the Company or any Subsidiary of the Company or the Manager, or an officer, director, member, partner, tax matters partner, fiduciary or trustee of another Person or any employee benefit plan at the request of the Company. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnified Person pursuant to a loan guaranty or otherwise, for any indebtedness of the Company or any Subsidiary of the Company (including any indebtedness which the Company or any Subsidiary of the Company has assumed or taken subject to), and the Manager (and its officers) are hereby authorized and empowered, on behalf of the Company, to enter into one or more indemnity agreements consistent with the provisions of this Section 5.5 in favor of any Indemnified Person having or potentially having liability for any such indebtedness. It is the intention of this Section 5.5(a) that the Company indemnify each Indemnified Person to the fullest extent permitted by law.

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(b)           Notwithstanding anything to the contrary in this Agreement, nothing in this Article V shall eliminate or limit the personal liability of Indemnified Persons to the Company or its Members for monetary damages or breach of fiduciary duty for

(i)            any breach of the Indemnified Persons’ duty of loyalty to the Company in its capacity as a Manager or on behalf of its Manager, which duty of loyalty shall be similar to the duty of loyalty a director owes to a corporation under the MBCA;

(ii)           for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)          for any transaction from which the Indemnified Persons derived an improper personal benefit; and

(iv)          for unlawful payment of distributions or purchase or redemption of limited liability company units, similar to the limitation imposed on directors of a corporation under the MBCA.

All references in this Section 5.5(b) to an Indemnified Person and Manager shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision of this Agreement, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Manager.

(c)            The provisions of this Agreement, to the extent they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity are agreed by each Member to modify such duties and liabilities of the Indemnified Person to the extent permitted by law.

(d)            Any indemnification under this Section 5.5 (unless ordered by a court) shall be made by the Company unless the Manager determines in the specific case that indemnification of the Indemnified Person is not proper in the circumstances because such person has not met the applicable standard of conduct set forth in Section 5.5(a).  Such determination shall be made in good faith by the Manager, provided that if the Manager or any of its Affiliates is the Indemnified Person, by the Independent Representative.  To the extent, however, that an Indemnified Person has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such Indemnified Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection therewith, notwithstanding an earlier determination by the Manager that the Indemnified Person had not met the applicable standard of conduct set forth in Section 5.5(a).

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(e)            Notwithstanding any contrary determination in the specific case under Section 5.5(c), and notwithstanding the absence of any determination thereunder, any Indemnified Person may apply to any other court of competent jurisdiction in the State of Maine for indemnification to the extent otherwise permissible under Section 5.5(a).  The basis of such indemnification by a court shall be a determination by such court that indemnification of the Indemnified Person is proper in the circumstances because such Indemnified Person has met the applicable standards of conduct set forth in Section 5.5(a).  Neither a contrary determination in the specific case under Section 5.5(c) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Indemnified Person seeking indemnification has not met any applicable standard of conduct.  Notice of any application for indemnification pursuant to this Section 5.5(d) shall be given to the Company promptly upon the filing of such application.  If successful, in whole or in part, the Indemnified Person seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

(f)            To the fullest extent permitted by law, expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company as authorized in this Section 5.5.

(g)            The indemnification and advancement of expenses provided by or granted pursuant to this Section 5.5 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Agreement, or any other agreement, determination of the Manager, vote of Members or otherwise, and shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Person unless otherwise provided in a written agreement with such Indemnified Person or in the writing pursuant to which such Indemnified Person is indemnified, it being the policy of the Company that indemnification of the persons specified in Section 5.5(a) shall be made to the fullest extent permitted by law. The provisions of this Section 5.5 shall not be deemed to preclude the indemnification of any person who is not specified in Section 5.5(a) but whom the Company has the power or obligation to indemnify under the provisions of the Act.

(h)            The Company may, but shall not be obligated to, purchase and maintain insurance on behalf of any Person entitled to indemnification under this Section 5.5 against any liability asserted against such Person and incurred by such Person in any capacity to which they are entitled to indemnification hereunder, or arising out of such Person’s status as such, whether or not the Company would have the power or the obligation to indemnify such Person against such liability under the provisions of this Section 5.5.

(i)            Each of the Indemnified Persons may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such Person on behalf of the Company in furtherance of the interests of the Company in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such Person will be fully protected for such acts and omissions, provided that such legal counsel or accountants were selected with reasonable care by or on behalf of the Company.

(j)            Any liabilities which an Indemnified Person incurs as a result of acting on behalf of the Company (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the Internal Revenue Service, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities indemnifiable under this Section 5.5, to the maximum extent permitted by law.

(k)            Any amendment, modification or repeal of this Section 5.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of or other rights of any Indemnified Person under this Section 5.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted and provided such Person became an Indemnified Person hereunder prior to such amendment, modification or repeal.

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Section 5.6             Duties of the Manager and its Officers and Managers.

(a)            Except as otherwise expressly provided in this Agreement or required by the Act, (i) the duties and obligations owed to the Company by the Manager and its officers and managers shall be the same as the duties and obligations owed to a corporation organized under MBCA by its officers and directors, respectively, and (ii) the duties and obligations owed to the Members by the Manager and its officers and managers shall be the same as the duties and obligations owed to the stockholders of a corporation under the MBCA by its officers and directors, respectively.

(b)            The Manager shall have the right to exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it thereunder either directly or by or through its duly authorized officers.

(c)            Notwithstanding any provision of Maine law or the law of any jurisdiction in which a member of Gateway reside to the contrary, the Company hereby agrees that any Person who is a member of Gateway shall be deemed to be a proper plaintiff for purposes of initiating an action in the right of the Company to recover a judgment in the Company’s favor if the Manager refuses to bring the action or if an effort to cause the Manager to bring the action is not likely to succeed.

Section 5.7             Outside Activities. It shall be deemed not to be a breach of any duty (including any fiduciary duty) or any other obligation of any type whatsoever of the Manager or its officers and directors or Affiliates of the Manager or its officers and directors (other than any express obligation contained in any agreement to which such Person and the Company or any Subsidiary of the Company are parties) to engage in outside business interests and activities in preference to or to the exclusion of the Company or in direct competition with the Company; provided the Manager or such officer, director or Affiliate does not engage in such business or activity as a result of or using confidential information provided by or on behalf of the Company to the Manager or such officer, director or Affiliate. Neither the Manager nor its officers and directors shall have any obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Company that may become available to Affiliates of the Manager or its officers and directors.

Section 5.8             Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Manager and any officer authorized by the Manager to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Manager or any officer as if it were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Manager or any officer in connection with any such dealing. In no event shall any Person dealing with the Manager or any of its officers or representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Manager or any officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Manager or any officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

Section 5.9             Reimbursement of Expenses. The Company shall pay or reimburse the Manager and its Affiliates for their reasonable out-of-pocket costs and expenses incurred in connection with the performance of their duties under this Agreement.

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ARTICLE VI

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 6.1             Records and Accounting. The Manager shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the business of the Company, including all books and records necessary to provide to the Members any information required to be provided pursuant to this Agreement. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Members, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for tax and financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 6.2             Fiscal Year. The fiscal year of the Company for tax and financial reporting purposes shall be a calendar year ending December 31.

Section 6.3             Reports. The Manager shall cause the Company to prepare an annual report and deliver it to Members within 120 days after the end of each fiscal year. Such requirement may be satisfied by the Company through any annual reports otherwise required to be publicly filed by the Company pursuant to applicable securities laws.

ARTICLE VII

TAX MATTERS

Section 7.1             Allocations.

(a)           “Profit” or “Loss” shall mean, for each fiscal year of the Company, an amount equal to the Company’s federal taxable income or loss for such year, determined in accordance with Code Section 703(a) (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 702(a)), with the following adjustments:

(i)            all income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss shall increase Profit or reduce Loss;

(ii)           any expenditure of the Company described in Section 705(a)(2)(B) of the Code (or so treated) and not otherwise taken into account in computing Profit or Loss shall reduce Profit or increase Loss;

(iii)          in calculating gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes, the basis of such property shall be its Asset Value rather than its basis for federal income tax purposes;

(iv)          Depreciation shall be computed in accordance with Section 7.1(e)(ii);

(v)           notwithstanding any other provision of this Section 7.1(a), any items or amounts that are specially allocated pursuant to Sections 7.1(d) and 7.1(i) shall not be taken into account in computing Profit or Loss; and

(vi)          In the event the Asset Value of any Company asset is adjusted pursuant to Section 7.1(e)(i)(B) or (C), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit and Loss.

(b)           Except as otherwise provided in this Agreement, Profits and Losses and to the extent necessary, individual items of income, gain or loss or deduction of the Company shall be allocated in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in Sections 7.1(d) and 7.1(i) is, as nearly as possible, equal (proportionately) to the distributions that would be made pursuant to Section 8.3(c) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Asset Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Asset Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 8.3(c) to the Members immediately after making such allocation, minus (ii) such Member’s share of Partnership Minimum Gain (defined below) and Partner Minimum Gain (defined below), computed immediately prior to the hypothetical sale of assets (for the avoidance of doubt, as adjusted for the special allocations in Sections 7.1(d) and 7.1(i)).

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(c)           For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses and any such other items shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Members on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Company or any other extraordinary item of income, gain, loss or deduction as determined by the Manager, shall be allocated to the Members as of the first Business Day of the month in which such item is recognized for federal income tax purposes.

(d)           Notwithstanding Section 7.1(b), the following special allocations shall be made in the following order prior to the application of Section 7.1(b):

(i)             If there is a net decrease in “partnership minimum gain” (as such term is defined in Treas. Reg. Section 1.704-2(d) (“Partnership Minimum Gain”)) and as such decrease is determined as provided in Treas. Reg. Section 1.704-2(g)) during any fiscal year, certain items of income and gain, including gross income or gain, shall be allocated to the Members in the amounts and manner described in Treas. Reg. Section 1.704-2(f). This Section 7.1(d)(i) is intended to comply with the minimum gain chargeback requirement relating to partnership nonrecourse liabilities (as defined in Treas. Reg. Section 1.704-2(f)) and shall be so interpreted.

(ii)            If there is a net decrease in partner nonrecourse debt minimum gain (as determined and defined pursuant to Treas. Reg. Section 1.704-2(1) (as defined, “Partner Minimum Gain”)) during any Company fiscal year, certain items of income and gain, including gross income or gain, shall be allocated as quickly as possible to those Members which had a share of the minimum gain attributable to the partner nonrecourse debt (such share to be determined pursuant to Treas. Reg. Section 1.704-2(i)(5)) in the amounts and manner described in Treas. Reg. Section 1.704-2(i) and 1.704-2(1). This Section 7.1(d)(ii) is intended to comply with the minimum gain chargeback requirement relating to partner nonrecourse debt set forth in Treas. Reg. Section 1.704-2(i)(4) and shall be so interpreted.

(iii)            Deductions attributable to obligations with respect to which the Member which bears the economic risk or loss within the meaning of Treas. Reg. Section 1.704-2(b)(4) shall be allocated to the Member or Members that bear the economic risk of loss for such debt in accordance with the requirements of Treas. Reg. Section 1.704-2(i)(l).

(iv)            If one or more of the Members unexpectedly receives any adjustment, allocation or distribution described in Treas. Reg. Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6), then items of income and gain shall be specially allocated to such Members in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible and provided that an allocation pursuant to this Section 4.3(d)(iv) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 7.1 have been tentatively made as if this Section 7.1(d)(iv) were not in this Agreement. This provision is intended to qualify as a “qualified income offset” within the meaning of Treas. Reg. Section 1.704-l(b)(2)(ii)(d).

(v)             If one or more of the Members has an Adjusted Capital Account Deficit at the end of any fiscal year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an Member pursuant to this Section 7.1(d)(v) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Section 7.1 have been made as if Section 7.1(d)(iv) hereof and this Section 7.1(d)(v) were not in the Agreement.

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(vi)            Any nonrecourse deductions (as defined in Treas. Reg. Section 1.704-2(b)(1)) of the Company shall be allocated among the Members in accordance with their Percentage Interests.

(vii)           Any partner nonrecourse deductions (as defined in Treas. Reg. Sections 1.704-2(i)(1) and 1.704-2(i)(2)) of the Company shall be allocated among the Members in accordance with Treasury Regulation section 1.704-2(i).

(viii)           Items of income, gain, loss, and deductions shall be specifically allocated to the Members to comply with Treasury Regulation section 1.704-1(b)(2)(iv)(m).

(ix)             The allocations set forth in Sections 7.1(d)(i)-(vii) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 7.1(d)(viii). Therefore, notwithstanding any other provision of Section 7.1(b), the Manager shall make such offsetting special allocations of Company income, gain, loss and deduction in whatever manner it determines appropriate, so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 7.1(b).

(e)           The following terms referred to in this Section 7.1 are defined as follows:

(i)            “Asset Value” shall mean, with respect to any of the Company’s assets, such asset’s adjusted basis for federal income tax purposes except that:

(A)            the initial Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Manager at the time of its contribution;

(B)            the Asset Value of any Company asset distributed to any Member shall be adjusted to equal the fair market value of such asset on the date of distribution, as determined by the Manager;

(C)            the Asset Values of all of the Company’s assets shall be adjusted to equal their respective fair market values, as determined by the Members, as of (w) the acquisition of any additional Membership Interest (or increase in its Percentage Interest) by any new or existing Member in exchange for more than a de minimis Capital Contribution, (x) the distribution of more than a de minimis amount of the Company’s property to a Member as consideration for all or a portion of an interest in the Company, (y) the liquidation of the Company within the meaning of Treas. Reg. Section 1.704-l(b)(2)(ii)(g), or (z) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing or new Member acting in a capacity as a Member or in anticipation of becoming a Member; and

(D)           the Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b); but only to the extent that such adjustments are taken into account in determining Capital Accounts.

If the Asset Value of an asset of the Company is different than its adjusted tax basis, the Asset Value shall be adjusted appropriately by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(ii)            “Depreciation” shall mean, for each fiscal year, an amount equal to the depreciation, amortization and other cost recovery deductions allowable with respect to an asset for such period, except that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount which bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization and other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

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(f)            In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, items of income, gain, loss and deduction with respect to any property contributed to the capital of the Company and Company property revalued pursuant to Section 7.1(e)(i) hereof shall, solely for federal income tax purposes, be allocated to the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Asset Value, using the remedial method described in Treasury Regulations section 1.704-3(d).

(g)            Solely for purposes of determining a Member’s proportionate share of excess non-recourse liabilities of the Company within the meaning of Treas. Reg. Section 1.752-3(a)(3), a Member’s interest in the Company’s profits shall be such Member’s Percentage Interest.

(h)            “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant period, after giving effect to the following adjustments:

(i)            credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of Treas. Reg. Section 1.704-2(g)(l) or pursuant to the penultimate sentence of Treas. Reg. Section 1.704-2(i)(5). For these purposes, a Member is obligated to restore an amount to the Company to the extent (A) the Member is unconditionally obligated to restore part or all of his negative Capital Account balance in the manner described in Treas. Reg. Section 1.704-1(b)(2)(ii)(b)(3), or (B) the Member is unconditionally obligated to contribute capital to the Company; and

(ii)            debit to such Capital Account the items described in Treas. Reg. Section 1.704-l(b)(2)(ii)(d)(4), (5) and (6).

(i)            If any expenditures incurred by any Member, or any loan by a Member to the Company, are deemed to be capital contributions by a Member to the Company, allocations of income, gain, loss or deduction shall be made in respect of such deemed capital contributions to the extent feasible to preserve the after-tax economic interests of the Members.

(j)            Except as otherwise provided in this Section 7.1, all items of Company income, gain, loss deduction and any other allocations not otherwise provided for shall, for income tax purposes, be divided among the Members in the same proportions as they share correlative items of Company income, gain, loss and deduction as computed for Capital Accounts for each fiscal year of the Company. Allocations pursuant to this Section 7.1(j) are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items or distributions pursuant to any provision of this Agreement.

Section 7.2            Tax Status and Returns.

(a)          The Company shall be responsible for timely filing all tax returns of the Company and timely furnishing to each Member its Schedule K-1 for any year and any similar forms required for state or local tax purposes, it being understood that the Manager shall deliver a Schedule K-1 to each Member no later than January 31 of the year following the end of each fiscal year. Each Member shall furnish to the Company all pertinent information in its possession relating to the Member or the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be timely prepared and filed. Each Member shall provide any forms (including an IRS Form W-9 or applicable IRS Form W-8) reasonably required by the Company to allow the Company to determine the amount, if any, that is required to be withheld with respect to such Member under applicable tax laws.

(b)          [Charles J. Follini] is hereby designated as the “Partnership Representative” for the Company within the meaning of Code Section 6223. Subject to Section 7.2(c), all Members (and former Members) agree to cooperate with, and to take all reasonable actions requested by the Partnership Representative to avoid or reduce any tax imposed under Code Section 6225, including cooperating with any election under Code Section 6226, or to otherwise allow the Company and the Partnership Representative to comply with the applicable provisions of the Code. All Members shall cooperate in good faith to amend this Section 7.1(b) or other provisions of this Agreement as necessary to reflect any statutory amendments or the promulgation of Treasury Regulations or other administrative authority promulgated under the applicable provisions of the Code so as to, to the extent possible, preserve the relative rights, duties, and obligations of the Members hereunder. The Partnership Representative will provide the Members (including, if applicable, the Members for each applicable reviewed year) with copies of all correspondence with the IRS and all court filings related to income taxes. The obligations of a Member under this Section 7.2(a) shall survive such Member’s sale or other disposition of its Membership Interests in the Company and the termination, dissolution, liquidation, or winding up of the Company.

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(a)           The Partnership Representative shall not have the authority, without the prior written consent of Gateway, to do any of the following:

(i)             enter into a settlement agreement with the U.S. Internal Revenue Service that purports to bind the other Members;

(ii)            file an administrative adjustment request contemplated in Code Section 6227

(iii)           make an election under Code Section 6221(b);

(iv)           amend any Company tax return;

(v)            request a “modification” in accordance with Code Section 6225(c) regarding any imputed underpayment;

(vi)            make any payment toward any imputed underpayment of income taxes;

(vii)           make an election under Code Section 6226 to “push out” any adjustments to partnership related items reflected on a notice of final partnership adjustment issued by the IRS;

(viii)          enter into an agreement to extend the statute of limitations for any year; or

(ix)            commence or settle any Tax Court case or other judicial or administrative proceeding with respect to any tax returns.

The obligations of the Partnership Representative to obtain the written consent of Gateway under this Section 7.2(a) shall survive Gateway’s sale or other disposition of its Membership Interests in the Company and the termination, dissolution, liquidation, or winding up of the Company to the extent that the actions taken by the Partnership Representative relate to any taxable period for which Gateway was a Member of the Company

(c)           Each Member acknowledges that this Agreement creates a partnership for federal and state income tax purposes, and hereby agrees not to elect under Code Section 761 or applicable state law to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute applicable to the Company. No Member, director, officer, manager, agent or employee of the Company is authorized to, or may, file IRS Form 8832 (or such alternative or successor form) to elect to have the Company be classified as a corporation for federal income tax purposes, in accordance with Treasury Regulation section 301.7701-3.

Section 7.3             Tax Elections

(a)           The Company shall make the election under Code Section 754 in accordance with the applicable Treasury Regulations thereunder.

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(b)           Subject to potential reconsideration following the issuance of Treasury Regulations governing the application to tiered partnerships of limitations on the deductibility of interest expense under Code Section 163(j), the Company shall not be permitted to make the election to treat any trade or business of the Company as an “electing real property trade or business” (within the meaning of Code Section 163(j)(7)(B)).

(c)            The Company shall elect not to claim any “bonus depreciation” otherwise available under Code Section 168(k).

ARTICLE VIII

DISSOLUTION, TERMINATION AND LIQUIDATION

Section 8.1             Dissolution and Termination.

(a)           The Company shall not be dissolved by the admission of Substitute Members or Additional Members. The Company shall dissolve, and its affairs shall be wound up, upon:

(i)            an election to dissolve the Company by the Manager;

(ii)           the sale, exchange or other disposition of all or substantially all of the assets and properties of the Company;

(iii)          the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act; or

(iv)          at any time that there are no members of the Company, unless the business of the Company is continued in accordance with the Act.

Section 8.2             Liquidator. Upon dissolution of the Company, the Manager shall select one or more Persons to act as Liquidator. In the case of a dissolution of the Company, (i) the Liquidator (if other than the Manager) shall be entitled to receive such compensation for its services as may be separately approved by the affirmative vote of the holders of not less than a majority of the Units then Outstanding entitled to vote on such liquidation; (ii) the Liquidator (if other than the Manager) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal separately approved by the affirmative vote of the holders of not less than a majority of the Units then Outstanding entitled to vote on such liquidation; (iii) upon dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be separately approved by the affirmative vote of the holders of not less than a majority of the Units then Outstanding entitled to vote on such liquidation. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article VIII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Manager and its officers under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein. In the case of a termination of the Company, other than in connection with a dissolution of the Company, the Manager shall act as Liquidator.

Section 8.3             Liquidation of the Company. In connection with the liquidation of the Company, the Liquidator shall proceed to dispose of the Company’s assets, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to the Act and the following:

(a)           Subject to Section 8.3(c), the assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 8.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. Notwithstanding anything to the contrary contained in this Agreement and subject to Section 8.3(c), the Members understand and acknowledge that a Member may be compelled to accept a distribution of any asset in kind from the Company despite the fact that the percentage of the asset distributed to such Member exceeds the percentage of that asset which is equal to the percentage in which such Member shares in distributions from the Company. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

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(b)           Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 8.2) and amounts to Members otherwise than in respect of their distribution rights under Article IV. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

(c)           All property and all cash in excess of that required to discharge liabilities as provided in Section 8.3(b) shall be distributed to the holders of the Units in accordance with Section 4.1.

Section 8.4             Cancellation of Certificate of Formation. Upon the completion of the distribution of Company cash and property in connection the dissolution of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Maine shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 8.5             Return of Contributions. Neither the Sponsor, the Manager, nor any of their officers, directors or Affiliates will be personally liable for, or have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

Section 8.6             Waiver of Partition. To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

ARTICLE IX

AMENDMENT OF AGREEMENT

Section 9.1             General. Except as provided in Section 9.2, Section 9.4, this Agreement may be amended from time to time by the Manager in its sole discretion; provided, however, that such amendment shall also require the affirmative vote or consent of the Manager and the holders of a majority of the then issued and Outstanding Units if such amendment (i) affects the Members disproportionately or (ii) materially and adversely affects the rights of the Members. If the Manager desires to amend any provision of this Agreement in a manner that would require the vote or consent of Members, then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability, and then (i) call a special meeting of the Members entitled to vote in respect thereof for the consideration of such amendment or (ii) seek the written consent of the Members in accordance with Section 10.6. Amendments to this Agreement may be proposed only by or with the consent of the Manager. Such special meeting shall be called and held upon notice in accordance with Article XI of this Agreement. The notice shall set forth such amendment in full or a brief summary of the changes to be effected thereby, as the Manager shall deem advisable. At the meeting, a vote of Members entitled to vote thereon shall be taken for and against the proposed amendment. A proposed amendment shall be effective upon its approval by the affirmative vote of the holders of not less than a majority-in-interest of the Units of the Company then Outstanding, voting together as a single class, unless a greater percentage is required under this Agreement or by Maine law.

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Section 9.2             Super-Majority Amendments. Notwithstanding Section 9.1, any alteration or amendment to this Section 9.2 that (i) affects the Members disproportionately or (ii) materially and adversely affects the rights of the Members, will require the affirmative vote or consent of the Manager and the holders of Outstanding Units of the Company representing at least two-thirds of the total votes that may be cast by all such Outstanding Units, voting together as a single class.

Section 9.3             Amendments to be Adopted Solely by the Manager. Without in any way limiting Section 9.1, the Manager, without the approval of any Member, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect the following (and any such amendment shall not be deemed to either affect the Members disproportionately or materially and adversely affect the rights of the Members):

(a)           a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

(b)          the admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

(c)           a change that the Manager determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the laws of any state or to ensure that the Company will continue to qualify as a partnershipfor U.S. federal income tax purposes;

(d)          a change that, in the sole discretion of the Manager, it determines (i) does not adversely affect the Members in any material respect, (ii) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Act), (iii) to be necessary, desirable or appropriate to facilitate the trading of the Units with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units may be listed for trading, compliance with any of which the Manager deems to be in the best interests of the Company and the Members, or (iv) is required to effect the intent expressed in any Offering Document or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)          a change in the fiscal year or taxable year of the Company and any other changes that the Manager determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company;

(f)          an amendment that the Manager determines, based on the advice of counsel, to be necessary or appropriate to prevent the Company, the Manager, the Sponsor or their officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under ERISA, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)          an amendment that the Manager determines to be necessary or appropriate in connection with the issuance of any additional Units and the admission of Additional Members;

(h)          an amendment that the Manager determines to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4; and

(i)          any other amendments substantially similar to the foregoing or any other amendment expressly permitted in this Agreement to be made by the Manager acting alone;

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Section 9.4             Certain Amendment Requirements.

(a)            Notwithstanding the provisions of Section 9.1 and Section 9.3, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b)            Notwithstanding the provisions of Section 9.1 and Section 9.3, but subject to Section 9.2, no amendment to this Agreement may (i) enlarge the obligations of any Member without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 9.3(c), (ii) change Section 8.1(a), (iii) change the term of the Company or, (iv) except as set forth in Section 8.1(a), give any Person the right to dissolve the Company.

ARTICLE X

MEMBERS’ VOTING POWERS AND MEETING

Section 10.1             Voting. Units shall entitle the Record Holders thereof to one vote per Unit on any and all matters submitted to the consent or approval of Members generally. Except as otherwise provided in this Agreement or as otherwise required by law, the affirmative vote of the holders of not less than a majority of the Units then Outstanding shall be required for all such other matters as the Manager, in its sole discretion, determines shall require the approval of the holders of the Outstanding Units.

Section 10.2             Voting Powers. The holders of Units shall have the power to vote only with respect to such matters, if any, as may be required by this Agreement or the requirements of applicable regulatory agencies, if any. Units may be voted in person or by proxy. A proxy with respect to Outstanding Units, held in the name of two or more Persons, shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Company receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a Member shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.

Section 10.3             Meetings. No annual or regular meeting of Members is required. Special meetings of Members may be called by the Manager from time to time for the purpose of taking action upon any matter requiring the vote or authority of the Members as herein provided or upon any other matter deemed by the Manager to be necessary or desirable. Written notice of any meeting of Members shall be given or caused to be given by the Manager in any form and at any time before the meeting as the Manager deems appropriate. Any Member may prospectively or retroactively waive the receipt of notice of a meeting.

Section 10.4             Record Dates. For the purpose of determining the Members who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any distribution, or for the purpose of any other action, the Manager may from time to time close the transfer books for such period, not exceeding thirty (30) days (except at or in connection with the dissolution of the Company), as the Manager may determine; or without closing the transfer books the Manager may fix a date and time not more than ninety (90) days prior to the date of any meeting of Members or other action as the date and time of record for the determination of Members entitled to vote at such meeting or any adjournment thereof or to be treated as Members of record for purposes of such other action, and any Member who was a Member at the date and time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to be treated as a Member of record for purposes of such other action, even though he or she has since that date and time disposed of his or her Units, and no Member becoming such after that date and time shall be so entitled to vote at such meeting or any adjournment thereof or to be treated as a Member of record for purposes of such other action.

Section 10.5             Quorum and Required Vote. The holders of a majority of the Units entitled to vote on any matter shall be a quorum for the transaction of business at a Members’ meeting, but twenty-five percent (25%) shall be sufficient for adjournments. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting without the necessity of further notice. A majority of the Units entitled to vote on any matter voted at a meeting at which a quorum is present shall decide any matters presented at the meeting, except when a different vote is required or permitted by any express provision of this Agreement.

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Section 10.6             Action by Written Consent. Any action taken by Members may be taken without a meeting if Members entitled to cast a sufficient number of votes to approve the matter as required by statute or this Agreement, as the case may be consent to the action in writing. Such written consents shall be filed with the records of the meetings of Members. Such consent shall be treated for all purposes as a vote taken at a meeting of Members and shall bind all Members and their successors or assigns.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1             Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail, electronic mail or by other means of written communication to the Member at the address described below. Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Units at his or her address (including email address) as shown on the records of the Company (or the Transfer Agent, if any), regardless of any claim of any Person who may have an interest in such Units by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 12.1 executed by the Company, the Transfer Agent (if any) or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Company (or the Transfer Agent, if any) is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, or is returned by the email server with a message indicating that the email server is unable to deliver the email, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing or emailing (until such time as such Record Holder or another Person notifies the Company (or the Transfer Agent, if any) of a change in his address (including email address)) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Manager at the principal office of the Company designated pursuant to Section 2.3 or at the Company’s principal email address for Member communications ____________ .. The Manager and its officers may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

Section 11.2             Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 11.3             Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 11.4             Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 11.5             Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 11.6             Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 11.7             Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon the execution of the subscription documents of such Unit, and the acceptance of such subscription by the Manager.

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Section 11.8             Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Maine without regard to principles of conflict of laws. Each Member (i) irrevocably submits to the non-exclusive jurisdiction and venue of any Maine state court or U.S. federal court sitting in Portland, Ma in any action arising out of this Agreement and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

Section 11.9             Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 11.10             Consent of Members. Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members, such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action.

Section 11.11             Facsimile and Electronic Signatures. The use of facsimile or other electronic signatures affixed in the name and on behalf of the Transfer Agent, if any, on certificates or other documents (if uncertificated) representing Units is expressly permitted by this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBERS:

GATEWAY GARAGE PARTNERS LLC

By:
Name:
Title:

Charles J. Follini

[Signature Page to Amended and Restated Operating Agreement of 181 High Street LLC]